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                                                                     EXHIBIT 2.2

                           Physician Corporation of America
                           5835 Blue Lagoon Drive, 4th Floor
                                 Miami, Florida 33126

                                   August 15, 1996

Health Partners of Alabama, Inc.
680 Beacon Parkway West, Suite 500
Birmingham, Alabama 35209

     RE: Amendment to that certain Stock Purchase Agreement by and between Physician Corporation of America ("PCA") and Health Partners of Alabama, Inc. ("Health Partners"), dated May 3, 1996 (the "Stock Purchase Agreement")

Dear Sir:

     In the event that the closing occurs on or before August 31, 1996, PCA proposed to modify the Stock Purchase Agreement in the following manner:

     1. COVENANT NOT-TO-COMPETE: Section 5.12 of the Stock Purchase Agreement is hereby amended as follows:

          (a) the second sentence is deleted in its entirety and inserted in lieu thereof, the following:

          However, notwithstanding the foregoing, nothing herein shall prohibit Seller or its subsidiaries, assigns, agents, successors or other affiliates from providing or soliciting workers compensation insurance, workers compensation surety insurance, workers compensation excess insurance, workers compensation inland marine insurance, employer liability insurance, property and casualty insurance, third party administration services to administer self funded workers compensation programs or self insured workers compensation programs or self insured worker compensation program funds or any provider network services for any workers compensation programs in Alabama and Georgia.

          (b) to the end of Section 5.12 of the Stock Purchase Agreement, the following:

          Nothing herein to the contrary shall prohibit the Seller or its subsidiaries (including without limitation PCA Solutions) from providing services to the entities set forth on Exhibit A attached hereto and incorporated herein in the manner and form as currently provided to such entities. Neither the Seller nor its subsidiaries may renew its contractual obligations to render such services to the Permissible Entities.

     2. RESTRUCTURING PURCHASE PRICE AND COVENANT NOT-TO-COMPETE. The parties hereby amend the Stock Purchase Agreement to increase the Base Purchase Price under Section 1.2 of the Stock Purchase Agreement from $21,250,000 to $22,500,000 and to reduce the payment to PCA under Section 5.12 of the Stock Purchase Agreement from $3,750,000 to $2,000,000. The $2,000,000 payable under Section 5.12 of the Stock Purchase Agreement shall be paid by Health Partners to PCA in the following

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manner:  (a) $750,000 on the first annual anniversary of the Closing Date under the Stock Purchase Agreement; and (b) $1,250,000 on the second annual anniversary of the Closing Date under the Stock Purchase Agreement.

     3. ASSIGNABILITY. Health Partners may transfer its right under the Stock Purchase Agreement to a third party whose shareholders are substantially the same as the shareholders of Health Partners, provided that such third party assumes all of the obligations, terms and conditions and makes all such representations and warranties as otherwise provided for Health Partners under the Stock Purchase Agreement. This assignment shall not affect Health Partners' obligations hereunder.

     4. NO OTHER AMENDMENTS. The parties agree that the Stock Purchase Agreement is only amended as provided herein, and all other provisions of the Stock Purchase Agreement shall remain in full effect.

     If you agree with the foregoing terms, please execute this letter below.

                                       Sincerely,
                                       Physician Corporation of America


                                       By: /s/ Clifford W. Donnelly
                                           _____________________________________
                                           Clifford W. Donnelly,
                                           Chief Financial Officer and
                                           Senior Vice President

                             AGREEMENT AND CONSENT

     Health Partners of Alabama, Inc. hereby agrees to amend the Stock Purchase Agreement in accordance with the terms of the foregoing letter.

                                       HEALTH PARTNERS OF ALABAMA, INC.


                                       By: /s/ Gary Simmons
                                           _____________________________________
                                           Gary Simmons, Chief Financial Officer




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